EXHIBIT 99.5

February 8, 2006

Dear Shareholders:

We are pleased to announce today that your Board of Directors approved a definitive agreement for Western Sierra Bancorp to be acquired by Umpqua Holdings Corporation. Umpqua will exchange shares of its common stock for all of the outstanding shares of Western Sierra Bancorp common stock and merge Western Sierra Bancorp with and into Umpqua Holdings Corporation. This acquisition, valued at approximately $355 million, will provide a broader range of services to our customers, expand our network to 126 locations throughout Northern California, Oregon and Southwest Washington and provide for enhanced earning potential and increased liquidity for our shareholders.

Umpqua Holdings Corporation is an Oregon-based financial services company which operates two subsidiaries: Strand, Atkinson, Williams & York, Inc. the largest Oregon-based full service investment brokerage; and its primary subsidiary, Umpqua Bank, the Northwest's leading community bank with $5.4 billion in assets and 95 store locations throughout Oregon, Northern California and Southwest Washington. Combining Umpqua Bank with our family of banks creates a community bank with $6.9 billion in assets, $5.3 billion in total deposits, and approximately $1.1 billion in shareholders' equity.

Upon completion of the transaction, all offices of Western Sierra Bancorp and its subsidiary banks - Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank - will operate under the Umpqua Bank name. Gary Gall will help Umpqua California President Bill Fike oversee completion of the merger. Ray Davis will continue to lead the combined enterprise as president and CEO of Umpqua Holdings Corporation.

The acquisition is subject to the customary approvals from regulators and shareholders of both companies. Once all approvals are received, we expect the transaction to be finalized during the second quarter 2006. Under the agreement, Western Sierra Bancorp shareholders will receive 1.61 shares of Umpqua Holdings common stock for each share of Western Sierra Bancorp common stock.

Throughout Western Sierra Bancorp's history, our management team has focused on improving shareholder value and establishing Western Sierra's banks as the greater Sacramento area's premier network of community banks. Umpqua Bank's focus has been much the same. From its founding in 1953, to its current highly innovative and widely respected approach to banking, it has continued to remain a community bank. By teaming with Umpqua Holdings, we expand our network of branches and realize greater financial resources with which to enhance our competitiveness, while maintaining our commitment to our customers and local communities.

Enclosed is a copy of the news announcement and additional information regarding the merger. More information on the proxy statement and shareholder meeting will follow shortly. If you have any questions, please call Gary Gall at 530-677-5694 or our chief financial officer, Anthony Gould, at 530-698-2234.Thank you for your continued support of Western Sierra Bancorp.

Sincerely,

Gary Gall	Charles W. Bacchi
President and CEO, Western Sierra Bancorp	Chairman of the Board, Western Sierra Bancorp
530-677-5694

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

This letter includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Western Sierra's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether both companies receive regulatory and shareholder approvals, whether they have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management's ability to effectively integrate the companies.